BRF S.A.

Companhia Aberta

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. (“BRF” or “Company”) (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction n°358, of January 3, 2002, communicates the following to its shareholders and to the market in general:

BRF announces today that Alessandro Bonorino, professional with over 20 years of experience in Human Resources, will assume as BRF´s Vice President of Human Resources on August 21st.

During his career, the executive conducted projects for management and people transformation in different geographic scopes: Brasil, Latin America and Global. Therefore, he is used to lead multicultural teams with different profiles like ours. His most recent position was at IBM, as Vice President of Human Resources for the Global Services Division.

Just like other BRF´s vice-presidencies, Human Resources will be responsible for global guidelines.

São Paulo, July 17th, 2017

Pedro de Andrade Faria
Chief Executive and Investor Relations Officer